Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces Third Quarter Results
Emeryville, Calif. — November 8, 2006 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its third quarter ended September 30, 2006. For the quarter, net revenues were $26.2 million, a 7.3% decrease from the $28.2 million reported in the third quarter of 2005. The Company’s net income for the period was $0.6 million, or $0.03 per diluted share compared to net income of $2.9 million or $0.11 per diluted share in the year ago period. On a pro forma basis, earnings per diluted share was $0.07 versus earnings of $0.11 per diluted share in the year ago period.
Richard Sommer, CEO of ZipRealty, commented, “We are pleased with our third quarter results, which exceeded expectations, particularly in the context of continued challenging market conditions in the residential real estate sector. New markets performed well during the period, and we continued to enjoy efficiencies in our customer acquisition efforts.”
Sommer continued, “Having been in the CEO role for slightly more than two months, I can say with confidence that ZipRealty is ideally positioned to succeed in the residential real estate industry. Not only do we have a business model capable of true scale, but our opportunity to win share in the $60 billion dollar residential market is significant. Fortunately, we are fully financed to execute this plan, and although it will take some evaluation and investment, I am confident in the final outcome. Ultimately, by exceeding our client’s expectations with each and every transaction, we will materially strengthen our brand, and foster long-term agent and customer loyalty. This, in turn, should accelerate our national success.”
Gary Beasley, President and Chief Financial Officer, added, “We are currently evaluating our overall market expansion strategy for 2007, but at this time are pleased to announce plans to launch operations in Naples, Florida and Tucson, Arizona during the first quarter. These are both attractive markets, in states where we currently operate. Therefore, we expect a relatively simple launch process, and financial returns consistent with other recently opened new markets.”

ZipRealty announced the following operating metrics for the third quarter of fiscal 2006:
•	At September 30, 2006, 1,747 ZipAgents were employed, up from 1,669 at the end of the second quarter of fiscal 2006 and 1,383 at the end of the third quarter of fiscal 2005.
•	Total value of real estate transactions closed decreased approximately 11.8% to $1.20 billion from $1.36 billion in the third quarter of 2005.
•	Number of transactions closed decreased 6.0% to 3,467 from 3,689 during the same period last year.
•	Average net revenue per transaction was $7,332, representing a 0.6% decrease from $7,375 in the second quarter of 2006, and a 1.9% decrease from $7,475 in the third quarter of 2005.
Balance Sheet & Liquidity
As of September 30, 2006, the Company had approximately $88.4 million of cash, cash equivalents and short-term investments, representing approximately $3.76 per diluted share, with no long-term debt.
Financial Guidance
Based upon current visibility into the fourth quarter, the Company expects full year 2006 revenues to range between $90 and $92.5 million. At this revenue level, reported net loss per share for the full year is expected to be between $0.15 and $0.20 with a corresponding pro forma loss per share range of approximately $0.10 to $0.15. Implicit in this guidance is an estimated fourth quarter revenue range of $18 to $20 million, reported net loss per share of $0.13 to $0.18, and a proforma loss per share of $0.17 to $0.22.
During the fourth quarter of fiscal 2005, the Company reversed its valuation allowance on deferred tax assets. Subsequent to this reversal, and the Company’s adoption of FAS123(R) effective the first quarter of 2006, the Company currently estimates an effective 2006 income tax rate of approximately 32% will be recorded for book purposes. ZipRealty does not expect to pay material cash taxes until it exhausts its federal and state net operating loss carryforwards.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma earnings” that excludes certain items including stock-based compensation charges, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between quarters. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Conference Call Details
A conference call to discuss fiscal third quarter financial results and future guidance will be webcast live on Wednesday, November 8, 2006 at approximately 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-811-8824. A replay of the conference call will be available through November 15, 2006 by dialing 888-203-1112, password 5435390.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 20 major metropolitan areas in 12 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s future success in the residential real estate industry and nationwide, the scalability of the Company’s business model, the Company’s opportunity to increase market share, the sufficiency of the Company’s financial resources to execute the Company’s business plan, the Company’s ability to exceed client expectations, strengthen brand and create loyalty, the Company’s future expansion and success in new markets, statements under “Financial Guidance” concerning expected revenues and loss per share for the quarter and full year ending December 31, 2006, and statements concerning future treatment of the Company’s tax valuation allowance and future tax rates and tax obligations. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to a continuing decline in the residential real estate market, including a decline in the number and/or sales prices of homes, the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as mortgage and insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, seasonality, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net transaction revenues	$25,420	$27,576	$70,263	$70,122
Referral and other revenues	765	667	2,048	1,696

Net revenues	26,185	28,243	72,311	71,818

Operating expenses
Cost of revenues	14,238	15,565	39,568	39,467
Product development	1,284	760	3,838	1,965
Marketing and customer acquisition	3,116	3,637	9,413	9,729
General and administrative	7,922	6,062	22,831	15,807
Litigation	—	—	—	4,164

Total operating expenses	26,560	26,024	75,650	71,132

Income (loss) from operations	(375)	2,219	(3,339)	686

Other income (expense):
Interest income	1,086	715	2,782	1,967
Other income (expense), net	(8)	(8)	(8)	(11)

Total other income (expense), net	1,078	707	2,774	1,956

Income (loss) before income taxes	703	2,926	(565)	2,642

Provision for (benefit from) income taxes	81	76	(179)	76

Net income (loss)	$622	$2,850	$(386)	$2,566

Net income (loss) per share:
Basic	$0.03	$0.14	$(0.02)	$0.13
Diluted	$0.03	$0.11	$(0.02)	$0.10

Weighted average common shares outstanding:
Basic	20,410	20,198	20,356	20,031
Diluted	23,478	25,328	20,356	25,487

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	1,669	1,235	1,366	914
Number of ZipAgents at end of period	1,747	1,383	1,747	1,383

Total value of real estate transactions closed during period (in billions)	$1.20	$1.36	$3.35	$3.42

Number of transactions closed during period (1)	3,467	3,689	9,657	9,407

Average net revenue per transaction during period (2)	$7,332	$7,475	$7,276	$7,454

(1) The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2) Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Pro forma earnings (loss) and pro forma earnings (loss) per share
Pro forma earnings (loss) and pro forma earnings (loss) per share have been computed to give effect to excluding stock-based compensation, non-cash income taxes and one-time items. Management believes that pro forma earnings (loss) for the three and nine months ended September 30, 2006 and 2005 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income (loss) as reported	$622	$2,850	$(386)	$2,566
Stock-based compensation	715	35	1,884	106
Non-cash income taxes	280	—	—	—
One-time item; litigation settlement	—	—	—	4,164

Pro forma earnings (loss)	$1,617	$2,885	$1,498	$6,836

Pro forma earnings (loss) per share:
Basic	$0.08	$0.14	$0.07	$0.34
Diluted	$0.07	$0.11	$0.07	$0.27

Pro forma weighted average common shares outstanding:
Basic	20,410	20,198	20,356	20,031
Diluted	23,478	25,328	20,356	25,487

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$9,441	$6,868
Short-term investments	78,928	82,041
Accounts receivable, net of allowance	1,946	1,634
Prepaid expenses and other current assets	2,717	3,138
Current and deferred income taxes	679	500

Total current assets	93,711	94,181

Restricted cash	90	90
Property and equipment, net	3,817	2,538
Investment in non-consolidated companies	28	—
Deferred tax asset, net	17,053	17,053
Other assets	421	91

Total assets	$115,120	$113,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,525	$1,631
Accrued expenses	6,889	8,503

Total current liabilities	8,414	10,134

Other long-term liabilities	569	38

Total liabilities	8,983	10,172

Stockholders’ equity:
Common stock: 20,488 and 20,273 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	20	20
Additional paid-in capital	132,331	130,077
Common stock warrants	6,094	6,094
Deferred stock-based compensation	(92)	(257)
Accumulated other comprehensive loss	(167)	(490)
Accumulated deficit	(32,049)	(31,663)

Total stockholders’ equity	106,137	103,781

Total liabilities and stockholders’ equity	$115,120	$113,953